Exhibit (k)(2)


SUBSCRIPTION AGENT AGREEMENT
                                                             Date: _____________

Mellon Bank, N.A.
85 Challenger Rd.
Ridgefield Park, NJ  07660

Attn: Reorganization Department

Gentlemen:

     Blue Chip Value Fund, Inc., a Maryland corporation (the "Company") is making an offer to issue (the "Subscription Offer") to the holders of record of its outstanding shares of Common Stock par value $.01 per share (the "Common Stock"), at the close of business on ___________, 2002 (the "Record Date"), the right to subscribe for and purchase (each a "Right") shares of Common Stock (the "Additional Common Stock") at a purchase price to be determined on ________, 2002 (the "Pricing Date") in accordance with the Prospectus (the "Subscription Price"), payable by personal, cashier's or certified check, money order or by wire transfer upon the terms and conditions set forth herein. The term "Subscribed" shall mean submitted for purchase from the Company by a stockholder in accordance with the terms of the Subscription Offer, and the term "Subscription" shall mean any such submission. The Subscription Offer will expire at 5:00 p.m., New York City Time, on ________, 2002 (the "Expiration Date"), unless the Company shall have extended the period of time for which the Subscription Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Subscription Offer, as so extended by the Company from time to time, shall expire.

     The Company filed a Registration Statement relating to the Additional Common Stock with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on December __, 2001. Said Registration Statement was declared effective on ___________, 2002. The terms of the Subscription Offer and Additional Common Stock are more fully described in the Prospectus dated ___________, 2002, and the accompanying Letter of Instruction. Copies of the Prospectus, the Letter of Instruction and the Notice of Guaranteed Delivery are annexed hereto as Exhibit 1, Exhibit 2 and Exhibit 3, respectively. All terms used and not defined herein shall have the same meaning as in the Prospectus. Promptly after the Record Date, the Company will provide you with a list of holders of Common Stock as of the Record Date (the "Record Stockholders List").

     The Rights are evidenced by non-transferable subscription rights (the "Subscription Certificates"), a copy of the exercise form of which is annexed hereto as Exhibit 4 and if exercised by the holder thereof in the manner set forth in the Prospectus, become irrevocable upon the Expiration Date. The Subscription Certificates entitle the stockholders to subscribe, upon payment of the Subscription Price, for shares of Additional Common Stock at the rate of one share for each ____ Rights evidenced by a Subscription Certificate (the "Primary Subscription Right"). No Subscription Certificates evidence fractional rights, and no fractional shares will be issued. The Subscription Certificates entitle the holder to purchase from the Company additional Shares (the "Over-Subscription Privilege"), subject to the availability of such shares and to allotment of such shares as may be available among stockholders who exercise

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the Over-Subscription Privilege on the basis specified in the Prospectus;
provided, however, that a stockholder who has not exercised his Primary Subscription Right with respect to the full number of shares that such stockholder is entitled to purchase by virtue of his Primary Subscription Right as of the Expiration Date, if any, shall not be entitled to any Over-Subscription Privilege. Only the registered stockholder of a Subscription Certificate may exercise the Rights evidenced thereby in accordance with the Subscription Certificate and the Prospectus.

     The Company hereby appoints you as Subscription Agent (the "Subscription Agent") for the Subscription Offer and agrees with you as follows:

     1) As Subscription Agent, you are authorized and directed to:

     (A) Issue the Subscription Certificates in accordance with this Agreement and the Prospectus in the names of the holders of the Common Stock of record on the Record Date, keep such records as are necessary for the purpose of recording such issuance, and furnish a copy of such records to the Company. The Subscription Certificates may be signed on behalf of the Subscription Agent by the manual or facsimile signature of a Vice President or Assistant Vice President of the Subscription Agent, or by the manual signature of any of its other authorized officers.

     (B) Promptly after you receive the Record Stockholders List:

     (1) mail or cause to be mailed, by first class mail, to each holder of Common Stock of record on the Record Date whose address of record is within the United States and Canada, (i) a Subscription Certificate evidencing the Rights to which such stockholder is entitled under the Subscription Offer,
     (ii) a copy of the Prospectus, (iii) a Letter of Instruction, (iv) a Notice of Guaranteed Delivery and (v) a return envelope addressed to the Subscription Agent; and

     (2) mail or cause to be mailed, by air mail, to each holder of Common Stock of record on the Record Date whose address of record is outside the United States and Canada, or is an A.P.O. or F.P.O. address (i) a copy of the Prospectus, (ii) a Notice of Guaranteed Delivery and (iii) a Letter of Instruction (different from the Letter of Instruction sent to stockholders whose address of record is within the United States and Canada). You shall refrain from mailing Subscription Certificates issuable to any holder of Common Stock of record on the Record Date whose address of record is outside the United States and Canada, or is an A.P.O. or F.P.O. address, and hold such Subscription Certificates for the account of such stockholder subject to such stockholder making satisfactory arrangements with you for the exercise of the Rights evidenced thereby, and follow the instructions of such stockholder for the exercise of such Rights if such instructions are received at or before 11:00 a.m., New York City Time, on the Expiration Date.

     (C) Accept Subscriptions upon the due exercise (including payment of the Subscription Price) on or prior to the Expiration Date in accordance with the terms of the Subscription Certificates and the Prospectus.

     (D) Subject to the next sentence, accept Subscriptions from stockholders whose Subscription Certificates are alleged to have been lost, stolen or destroyed upon receipt by you of an affidavit of theft, loss or destruction and a bond of indemnity in form and substance satisfactory to you, accompanied by payment of the Subscription Price for the total number of shares of Additional Common Stock Subscribed for. Upon receipt of such affidavit and bond of indemnity and compliance with any other applicable requirements, stop orders shall be placed on said Subscription Certificates and you shall withhold delivery of the shares of Additional Common Stock Subscribed for until after the

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Subscription Certificates have expired and it has been determined that the
Rights evidenced by the Subscription Certificates have not otherwise been purported to have been exercised or otherwise surrendered.

     (E) Accept Subscriptions, without further authorization or direction from the Company, without procuring supporting legal papers or other proof of authority to sign (including without limitation proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives or any other person:

     (1) if the Subscription Certificate is registered in the name of a fiduciary and is executed by and the Additional Common Stock is to be issued in the name of such fiduciary;

     (2) if the Subscription Certificate is registered in the name of joint tenants and is executed by one of the joint tenants, provided the certificate representing the Additional Common Stock is issued in the names of, and is to be delivered to, such joint tenants;

     (3) if the Subscription Certificate is registered in the name of a corporation and is executed by a person in a manner which appears or purports to be done in the capacity of an officer, or agent thereof, provided the Additional Common Stock is to be issued in the name of such corporation; or

     (4) if the Subscription Certificate is registered in the name of an individual and is executed by a person purporting to act as such individual's executor, administrator or personal representative, provided, the Additional Common Stock is to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered holder and there is no evidence indicating the subscriber is not the duly authorized representative that he purports to be.

     (F) Accept Subscriptions not accompanied by a Subscription Certificate if submitted by a firm having membership in the New York Stock Exchange or another national securities exchange or by a commercial bank or trust company having an office in the United States together with the Notice of Guaranteed Delivery and accompanied by proper payment for the total number of shares of Additional Common Stock Subscribed for.

     (G) Refer to the Company for specific instructions as to acceptance or rejection, Subscriptions received after the Expiration Date, Subscriptions not authorized to be accepted pursuant to this Paragraph 1, and Subscriptions otherwise failing to comply with the requirements of the Prospectus and the terms and conditions of the Subscription Certificates. All questions concerning the timeliness, validity, form and eligibility of any exercise of Subscriptions will be determined by the Company, whose determination will be final and binding. The Company in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor you as the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification, although you will give such notices at the Company's request in certain instances.

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     (H) Upon acceptance of a Subscription:

     (1) hold all funds received in a special segregated, interest bearing account for the benefit of the Company. You shall pay interest to the Company on the average daily balance of the funds received at the Dreyfus General Money Market Class B Rate, up to, but not including, the day the funds are distributed to the Company. Immediately available funds must be received prior to 12:00pm Noon Eastern Standard Time. Funds received after this time will not earn interest for the Company until the following business day. Interest shall not be paid unless all outstanding invoices have been paid. Promptly following the Expiration Date you shall distribute to the Company the funds in such account, including interest earned, and issue certificates for shares of Additional Common Stock issuable with respect to Subscriptions which have been accepted in accordance with the Prospectus, but in no event later than fifteen business days after the confirmation date.

     (2) advise the Company daily by telecopy and confirm by letter to the attention of Jasper R. Frontz (the "Company Representative"), as to the total number of shares of Additional Common Stock Subscribed for, total number of Rights partially Subscribed for, and the amount of funds received, with cumulative totals for each; and in addition advise the Company Representative, by telephone (303) 312-5044, confirmed by telecopy, of the amount of funds received, deposited or available in accordance with the paragraph above, with cumulative totals;

     (3) as promptly as possible but in any event on or before 3:30 p.m., New York City Time, on the first full business day following the Expiration Date, advise the Company Representative in accordance with (b) above of the number of shares Subscribed for, the number of Subscription guarantees received and the number of shares of Additional Common Stock unsubscribed for; and

     (4) you shall also maintain and update a listing of holders who have fully or partially exercised their Rights, and stockholders who have not exercised their Rights.

     (I) Upon completion of the Subscription Offer, you shall instruct the Company's Transfer Agent to requisition certificates for the Common Stock for shares of Additional Common Stock Subscribed for.

     (J) Within three business days following the Pricing Date as defined in the Prospectus (the "Confirmation Date"), you shall send a confirmation to each stockholder (or, for Common Stock on the Record Date held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee), showing (i) the number of shares of Additional Common Stock acquired pursuant to the Primary Subscription Right, (ii) the number of shares of Additional Common Stock, if any, acquired pursuant to the Over-Subscription Privilege, (iii) the per Share and total purchase price for the shares of Additional Common Stock, and (iv) any additional amount payable by such stockholder to the Company or any excess to be refunded by the Company to such stockholder, in each case based on the Subscription Price as determined on the Pricing Date. Any additional payment required from a stockholder must be received by you by 5:00 p.m. New York time on the tenth business day after the Confirmation Date. Any excess payment to be refunded by the Company to a stockholder shall be mailed by you to the stockholder within ten business days after the Confirmation Date.

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     (K) If, after allocation of Shares to persons exercising Primary
Subscription Rights, there remain unexercised Rights, then you shall allot the shares issuable upon exercise of such unexercised Rights (the "Remaining Shares") to stockholders exercising the Over-Subscription Privilege, in the amounts of such oversubscriptions. If the number of shares for which Over-Subscription Privilege have been exercised is greater than the Remaining Shares, you shall allot the Remaining Shares to the stockholders exercising the Over-Subscription Privilege pro rata based solely on the number of Shares held on the Record Date.

     (L) You shall mail to the stockholders within fifteen business days after the Confirmation Date and after full payment for subscribed shares of Additional Common Stock has cleared, certificates representing those shares purchased pursuant to exercise of the Primary Subscription Right and those shares purchased pursuant to the exercise of the Over-Subscription Privilege.

     (1) You shall deliver the proceeds of the exercise of Rights to the Company as promptly as practicable, but in no event later than fifteen business days after the Confirmation Date.

     (2) You shall account promptly to the Company with respect to Rights exercised and concurrently account for all monies received and returned by you with respect to the purchase of Shares upon the exercise of Rights.

     (M) In the event you do not receive, within ten business days after the Confirmation Date, any amount due from a stockholder as specified in Section 1(J), then you shall take such action with respect to such stockholder's Rights as may be instructed in writing by the Company, including, without limitation,
(i) applying any payment actually received toward the purchase of the greatest whole number of shares of Additional Common Stock which could be acquired with such payment, (ii) allocating the shares subject to such Rights to one or more other stockholders, and (iii) selling all or a portion of the shares of Additional Common Stock deliverable upon exercise of such Rights on the open market, and applying the proceeds thereof to the amount owed.

     (N) All Subscription Certificates surrendered for the purpose of exercise shall, if surrendered to the Company or to any of its agents, be delivered to you for cancellation or in cancelled form or, if surrendered to you, shall be cancelled by you, and no Subscription Certificates shall be issued in lieu thereof, except as expressly permitted by provisions of this Agreement.

     2) The Subscription Certificates shall be issued in registered form only. You shall instruct the Company's Transfer Agent to keep books and records of the registration and exchanges of Subscription Certificates (such books and records are hereinafter called the "Subscription Certificate Register").

     3) You will follow your regular procedures to attempt to reconcile any discrepancies between the number of shares of Additional Common Stock that any Subscription Certificate may indicate are to be issued to a stockholder and the number that the Record Stockholders List indicates may be issued to such stockholder. In any instance where you cannot reconcile such discrepancies by following such procedures, you will consult with the Company for instructions as to the number of shares of Additional Common Stock, if any, you are authorized to issue. In the absence of such instructions, you are authorized not to issue any shares of Additional Common Stock to such stockholder.

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     4) You will examine the Subscription Certificates received by you as
Subscription Agent to ascertain whether they appear to you to have been completed and executed in accordance with the applicable Letter of Instruction. In the event you determine that any Subscription Certificate does not appear to you to have been properly completed or executed, or where the Subscription Certificates do not appear to you to be in proper form for Subscription, or any other irregularity in connection with the Subscription appears to you to exist, you will follow, where possible, your regular procedures to attempt to cause such irregularity to be corrected. You are not authorized to waive any irregularity in connection with the Subscription, unless you shall have received from the Company the Subscription Certificate which was delivered, duly dated and signed by an authorized officer of the Company, indicating that any irregularity in such Subscription Certificate has been cured or waived and that such Subscription Certificate has been accepted by the Company. If any such irregularity is neither corrected nor waived, you will return to the subscribing stockholder (at your option by either first class mail under a blanket surety bond or insurance protecting you and the Company from losses or liabilities arising out of the non-receipt or nondelivery of Subscription Certificates or by registered mail insured separately for the value of such Subscription Certificates) to such stockholder's address as set forth in the Subscription any Subscription Certificates surrendered in connection therewith and any other documents received with such Subscription Certificates, and a letter of notice to be furnished by the Company explaining the reasons for the return of the Subscription Certificates and other documents.

     5) Each document received by you relating to your duties hereunder shall be dated and time stamped when received.

     6) (a) For so long as this Agreement shall be in effect, the Company will reserve for issuance and keep available free from preemptive rights a sufficient number of shares of Additional Common Stock to permit the exercise in full of all Rights issued pursuant to the Subscription Offer. Subject to the terms and conditions of this Agreement, you will instruct the Company's Transfer Agent to issue certificates evidencing the appropriate number of shares of Additional Common Stock as required from time to time in order to effectuate the Subscriptions.

     (b) The Company shall take any and all action, including without limitation obtaining the authorization, consent, lack of objection, registration or approval of any governmental authority, or the taking of any other action under the laws of the United States of America or any political subdivision thereof, to insure that all shares of Additional Common Stock issuable upon the exercise of the Subscription Certificates at the time of delivery of the certificates therefor (subject to payment of the Subscription Price) will be duly and validly issued and fully paid and nonassessable shares of Common Stock, free from all preemptive rights and taxes, liens, charges and security interests created by or imposed upon the Company with respect thereto.

     (c) The Company shall from time to time take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents and approvals of the Securities and Exchange Commission and any other governmental agency or authority and make such filings under Federal and state laws which may be necessary or appropriate in connection with the issuance and delivery of Subscription Certificates or Additional Common Stock issued upon exercise of Subscription Certificates.

     7) Should any issue arise regarding federal income tax reporting or withholding, you will take such action as the Company instructs you in writing.

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     8) The Company may terminate this Agreement at any time by so notifying you in writing. You may terminate this Agreement upon 30 days' prior notice to the Company. Upon any such termination, you shall be relieved and discharged of any further responsibilities with respect to your duties hereunder. Upon payment of all your outstanding fees and expenses, you will forward to the Company or its designee promptly any Subscription Certificate or other document relating to your duties hereunder that you may receive after your appointment has so terminated. Sections 10, 11, and 15 of this Agreement shall survive any termination of this Agreement.

     9) As agent for the Company hereunder you:

     (a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by you and the Company;

     (b) shall have no obligation to issue any shares of Additional Common Stock unless the Company shall have provided a sufficient number of certificates for such Additional Common Stock;

     (c) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any Subscription Certificates surrendered to you hereunder or shares of Additional Common Stock issued in exchange therefor, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Subscription Offer;

     (d) shall not be obligated to take any legal action hereunder; if, however, you determine to take any legal action hereunder, and where the taking of such action might, in your judgment, subject or expose you to any expense or liability, you shall not be required to act unless you shall have been furnished with an indemnity satisfactory to you;

     (e) may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to you and believed by you to be genuine and to have been signed by the proper party or parties;

     (f) shall not be liable or responsible for any recital or statement contained in the Prospectus or any other documents relating thereto;

     (g) shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Subscription Offer, including without limitation obligations under applicable securities laws;

     (h) may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic or oral instructions with respect to any matter relating to you acting as Subscription Agent covered under this Agreement (or supplementing or qualifying any such actions) of officers of the Company;

     (i) may consult with counsel satisfactory to you, including your in-house counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by you hereunder in good faith and in accordance with the advice of such counsel;

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     (j) may perform any of your duties hereunder either directly or by or through agents or attorneys and you shall not be liable or responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by you hereunder; and

     (k) are not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

     10) In the event any question or dispute arises with respect to the proper interpretation of this Agreement, the Subscription Offer or your duties hereunder or the rights of the Company or of any stockholders surrendering Subscription Certificates pursuant to the Subscription Offer, you shall not be required to act and shall not be held liable or responsible for your refusal to act until the question or dispute has been judicially settled (and, if appropriate, you may file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to you and executed by the Company and each such stockholder and party. In addition, you may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the stockholders and all other parties that may have an interest in the settlement.

     11) Any instructions given to you orally, as permitted by any provision of this Agreement, shall be confirmed in writing by the Company as soon as practicable. You shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section.

     12) Whether or not any Subscription Certificates are surrendered to you, for your services as Subscription Agent hereunder, the Company shall pay to you compensation in accordance with the fee schedule attached as Exhibit A hereto, together with reimbursement for out-of-pocket expenses, including reasonable fees and disbursements of counsel.

     13) Not withstanding anything contained in this Agreement to the contrary, and in addition to and not in lieu of any of your rights and obligations as the Subscription Agent under this Agreement, you shall be bound by, and act in accordance with, the terms of the Prospectus with respect to the Rights offering.

     14) You shall provide services in a reasonable and prudent manner so that you can efficiently handle the Rights Offering, including, for example, issuing notices of deficiencies, refunds or collections, communications with stockholders or their representatives, and allocating shares requested and paid for by subscribing stockholders in accordance with the terms in the Prospectus.

     15) The Company covenants to indemnify and hold you harmless from and against any loss, liability, claim or expense ("Loss") arising out of or in connection with your duties under this Agreement, including the costs and expenses of defending yourself against any Loss, unless such Loss shall have been determined by a court of competent jurisdiction to be a result of your negligence, bad faith or intentional misconduct. Anything in this agreement to the contrary notwithstanding, in no event shall you be liable for special, indirect, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if you have been advised of the likelihood of such damages and regardless of the form of action. Any liability of yours will be limited to the amount of fees paid by Client hereunder.

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     16) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among us to the full extent permitted by applicable law.

     17) The Company represents and warrants that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the Subscription Offer and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the certificate of incorporation or bylaws of the Company or any indenture, agreement or instrument to which it is a party or is bound, (c) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of it, (d) the Subscription Offer will comply in all material respects with all applicable requirements of law and (e) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the Subscription Offer.

     18) In the event that any claim of inconsistency between this Agreement and the terms of the Subscription Offer contained in the Prospectus arise, as they may from time to time be amended, the terms of the Subscription Offer shall control, except with respect to the liabilities and rights, including compensation and indemnification of you as Subscription Agent, which shall be controlled by the terms of this Agreement.

     19) Set forth in Exhibit B hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Agreement. The Secretary of the Company shall, from time to time, certify to you the names and signatures of any other persons authorized to act for the Company under this Agreement.

     20) Except as expressly set forth elsewhere in this Agreement, all notices, instructions and communications under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed, if to the Company, to its address set forth beneath its signature to this Agreement, or, if to the Subscription Agent, to Mellon Bank, N.A., 85 Challenger Road, Ridgefield Park, New Jersey 07660, Attention: Reorganization Department, or to such other address as a party hereto shall notify the other parties.

     21) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws rules or principles, and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that this Agreement may not be assigned by any party without the prior written consent of all other parties.

     22) No provision of this Agreement may be amended, modified or waived, except in a written document signed by both parties.

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     Please acknowledge receipt of this letter and confirm your agreement concerning your appointment as Subscription Agent, and the arrangements herein provided, by signing and returning the enclosed copy hereof, whereupon this Agreement and your acceptance of the terms and conditions herein provided shall constitute a binding Agreement between us.

                                        Very truly yours,

                                        Blue Chip Value Fund, Inc.


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:
Address for notices:


Accepted as of the date above first written:

MELLON BANK, N.A.,
AS SUBSCRIPTION AGENT


By:
    --------------------------------
    Name:
    Title:

                                      -10-
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     Exhibit 1      Prospectus
     Exhibit 2      Letter of Instruction
     Exhibit 3      Notice of Guaranteed Delivery
     Exhibit 4      Form of Subscription Certificate

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                                                                       EXHIBIT A

                                MELLON BANK N.A.

                     SCHEDULE OF FEES AS SUBSCRIPTION AGENT

I.    Set Up and Administrative Fee                                    $7,500.00

II.   Processing Basic subscriptions, each                                $14.00

III.  Transferring subscription certificates, split-ups,
      reissuing new certificates, round-ups, each                         $10.00

IV.   Issuing subscription certificates to record date holders,
      each and follow-up mailings                                          $5.00

V.    Processing oversubscriptions, including proration and
      refunds, each                                                       $10.00

VI.   Sale of Rights for holders, each                                    $10.00

VII.  Subscriptions requiring additional handling (window items, defective presentations, correspondence items, legal items, and items not providing a taxpayer identification number),
      each                                                                $10.00

VIII. Processing Guarantee of Delivery items, each                        $10.00

IX.   Handling Soliciting Dealer payments, each                     By Appraisal

X.    Special Services                                              By Appraisal

XI.   Out-of-pocket Expenses (including but not limited to
      postage, stationary, telephones, overnight couriers,
      messengers, overtime, dinners, transportation, shipping
      and trucking, mailing costs)                                    Additional

XII.  Minimum Fee                                                     $25,000.00

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                                                                       EXHIBIT B

                           BLUE CHIP VALUE FUND, INC.

NAME                               POSITION                  SPECIMEN SIGNATURES
----                               --------                  -------------------








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